EXHIBIT 99.1

Imperva Announces Third Quarter 2017 Financial Results

•	Total revenue of $83.9 million, up 23% year‑over‑year
•	Combined product and subscription revenue growth of 28% was driven by the 38% year‑over‑year increase in subscription revenue
•	Number of deals booked valued over $100,000 increased 28% year-over-year
•	GAAP operating loss of $0.2 million; Non-GAAP operating income of $11.4 million
•	Generated $25.5 million in operating cash flow and $22.2 million in free cash flow
•	Increasing FY17 profitability guidance

Redwood Shores, Calif. – November 8, 2017 – Imperva, Inc. (NASDAQ: IMPV), committed to protecting business‑critical data and applications in the cloud and on‑premises, today announced financial results for the third quarter ended September 30, 2017.

“Imperva executed well during the third quarter evidenced by our ability to exceed guidance across all key operating metrics,” stated Chris Hylen, President and Chief Executive Officer of Imperva. “During the quarter, we were pleased to deliver top line growth, improved profitability and strong free cash flow which were driven by the ongoing demand for our best-of-breed solutions, as well as continued cost controls. The combination of our commitment to innovation, ability to attract new customers and expand within our large existing global customer base, positions Imperva to maintain the momentum for the remainder of the year and beyond.”

Third Quarter 2017 Financial Highlights

•

Revenue: Total revenue for the third quarter of 2017 was $83.9 million, an increase of 23% compared to $68.4 million in the third quarter of 2016. Within total revenue, product revenue was $26.6 million, an increase of 18% compared to $22.5 million in the same period last year. Services revenue of $57.3 million accounted for 68% of total revenue. Within services revenue, overall subscription revenue grew 38% to $31.0 million, compared to the third quarter of 2016. Combined product and subscription revenue was $57.6 million, an increase of 28% compared to $44.9 million in the third quarter of 2016.

•

Operating Profit (Loss): GAAP operating loss was $(0.2) million for the third quarter compared to a loss of $(11.8) million during the third quarter in 2016. Non~~‑~~GAAP operating income for the third quarter was $11.4 million, compared to a non-GAAP operating income of $2.5 million during the same period in 2016.

•

Net Profit (Loss): GAAP net loss for the third quarter was $(0.4) million, or $(0.01) per share based on 33.9 million weighted average diluted shares outstanding. This compares to net loss of $(11.7) million, or $(0.36) per share based on 32.4 million weighted average shares outstanding in the third quarter of 2016.

Non~~‑~~GAAP net income for the third quarter of 2017 was $11.2 million, or $0.33 per share based on 34.4 million weighted average diluted shares outstanding. This compares to a non~~‑~~GAAP net income of $2.5 million, or $0.08 per share based on 33.1 million weighted average shares outstanding in the third quarter of 2016.

A reconciliation of GAAP to non‑GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non‑GAAP Financial Measures.”

•

Balance Sheet and Cash Flow: As of September 30, 2017, Imperva had cash, cash equivalents and investments of $343.2 million and no debt. Total deferred revenue was $142.3 million compared to $116.6 million as of September 30, 2016. Short‑term deferred revenue of $112.0 million increased 24% compared to $90.4 million as of September 30, 2016.

The company generated $25.5 million in net cash from operations for the third quarter of 2017, compared to $9.8 million for the third quarter of 2016. The company generated $22.2 million in free cash flow (cash flows from operating activities, less capital expenditures) for the third quarter of 2017, compared to $4.2 million for the third quarter of 2016.

Third Quarter Operating Highlights

•	During the third quarter of 2017, Imperva booked 175 deals with a value over $100,000, an increase of 28% compared to 137 in the third quarter of 2016.
•	During the third quarter of 2017, Imperva added 169 new customers compared to 209 during the third quarter of 2016. Imperva now has over 5,700 customers in more than 100 countries around the world.
•	Imperva was named a leader in the Gartner Magic Quadrant for Web Application Firewalls (WAF) for the fourth consecutive year.
•	Imperva announced that Chris Hylen, a 20-year technology veteran and former CEO of Citrix GetGo, was appointed president, CEO and a member of the board.

Business Outlook

The following forward‑looking statements reflect expectations as of November 8, 2017. Results may be materially different and could be affected by the factors detailed in this press release and in recent Imperva SEC filings.

Fourth Quarter Expectations – Ending December 31, 2017

Imperva expects total revenue for the fourth quarter of 2017 to be in the range of $89.2 million to $92.2 million. The company expects in the fourth quarter of 2017 non‑GAAP gross margins of approximately 80%. Further, Imperva expects in the fourth quarter of 2017 non‑GAAP operating income to be in the range of $9.4 million to $11.3 million and non‑GAAP net income to be in the range of $8.3 million to $10.2 million, or $0.24 to $0.29 per share based on approximately 34.8 million weighted diluted average shares.

Full Year Expectations –Ending December 31, 2017

Imperva expects total revenue for 2017 to be in the range of $319.8 million to $322.8 million. Imperva expects 2017 non‑GAAP gross margins of approximately 81%. Further, the company expects 2017 non‑GAAP operating income to be in the range of $31.1 million to $33.0 million and non‑GAAP net income to be in the range of $30.8 million to $32.7 million, or $0.90 to $0.95 per share based on approximately 34.3 million weighted average diluted shares. Imperva expects capital expenditures for the full year to be in the range of $15.0 million to $20.0 million. Finally, the company expects to generate positive cash flows from operations in 2017.

No reconciliation of forward-looking GAAP to non-GAAP financial measures has been provided in this press release. An explanation is included below under the heading “Non-GAAP Financial Measures.”

Quarterly Conference Call

Imperva will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results for the third quarter ended September 30, 2017. To access the conference call, dial (877) 874-1588 for the U.S. or Canada or (719) 325-2494 for international callers with conference ID # 2343225. The webcast will be available live on the Investors section of the company’s website at www.imperva.com. An audio replay of the call will also be available to investors by phone beginning at approximately 5:00 p.m. Pacific Time on November 8, 2017 until 8:59 p.m. Pacific Time on November 22, 2017, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode # 2343225. In addition, an archived webcast will be available on the Investors section of the company’s website at www.imperva.com.

Non‑GAAP Financial Measures

Imperva reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). To supplement the Imperva unaudited condensed consolidated financial statements presented in accordance with GAAP, Imperva uses certain non‑GAAP measures of financial performance. The presentation of these non‑GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non‑GAAP financial measures used by other companies. In addition, these non‑GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of Imperva operations as determined in accordance with GAAP. The non‑GAAP financial measures used by Imperva include historical and forward-looking non‑GAAP operating income (loss), non-GAAP net income (loss), non‑GAAP basic and diluted loss per share, free cash flow and forward-looking non-GAAP gross margin. These non‑GAAP financial measures exclude stock‑based compensation, acquisition- and disposition-related expenses, amortization of purchased intangibles, restructuring costs, gain on sale of business and provision for income taxes on sale of business from the Imperva unaudited condensed consolidated statement of operations and net purchases of property and equipment from the unaudited condensed consolidated balance sheet.

For a description of these items, including the reasons why management adjusts for them, and reconciliations of historical non‑GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled “Use of Non‑GAAP Financial Information” as well as the related tables that precede it. Imperva may consider whether other significant non‑recurring items that arise in the future should also be excluded in calculating the non‑GAAP financial measures it uses.

Imperva believes that these non‑GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the performance of Imperva by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Imperva management uses, and believes that investors benefit from referring to, these non‑GAAP financial measures in assessing operating results of Imperva, as well as when planning, forecasting and analyzing future periods. These non‑GAAP financial measures also facilitate comparisons of the performance of Imperva to prior periods.

Imperva does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to unavailability of information needed to calculate reconciling items and due to variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, Imperva does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for items such as stock‑based compensation, acquisition- and disposition-related expenses and restructuring costs, which are inherently difficult to predict with reasonable accuracy. Stock-based compensation expense, for example, is difficult to estimate because it depends on the company’s future hiring and retention needs, as well as the future fair market value of the company’s common stock, all of which are difficult to predict and subject to constant change. In addition, for purposes of setting annual guidance, it would be difficult to quantify stock-based compensation expense for the year with reasonable accuracy in the current quarter. As a result, the company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the company’s outlook.

Forward Looking Statements

This press release contains forward‑looking statements, including without limitation those regarding the Imperva “Business Outlook” (“Fourth Quarter Expectations – Ending December 31, 2017” and “Full Year Expectations – Ending December 31, 2017”); the company’s expectations regarding continuing cost controls, and its beliefs regarding its ability to attract new customers and expand within the company’s existing global customer base, as well as its momentum for the remainder of the year and beyond. These forward‑looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations. Investors should consider important risk factors, which include: demand for the company’s cyber security solutions may not increase or may decrease, including as a result of global macroeconomic conditions and other economic conditions that may reduce enterprise software or security spending generally or customer perceptions about the necessity or reliability of solutions such as ours; the company’s sales expectations for large customers may not materialize in a particular quarter or at all; the company may not timely introduce new products or services or versions of its products or services and such products or services may not be accepted by the market or may have defects, errors, outages or failures; competitors may be perceived by customers to offer greater value or to be better positioned to help handle cyber security threats and protect their businesses from major risk; existing customers may focus their additional cyber security spending on other technologies or addressing other risks; the company’s growth may be lower than anticipated; the markets that the company addresses may not grow as anticipated; the company may not be able to achieve the anticipated operational efficiencies and other benefits of the restructuring initiative; and other risks detailed under the caption “Risk Factors” in the company’s Form 10‑Q filed with the Securities and Exchange Commission, or the SEC, on August 3, 2017 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and Imperva undertakes no obligation to update or revise any forward‑looking statements, whether as a result of new information, new developments or otherwise.

About Imperva

Imperva® (NASDAQ: IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Camouflage product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2017 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, CounterBreach, Incapsula, SecureSphere, ThreatRadar and Camouflage along with its design are trademarks of Imperva, Inc. and its subsidiaries.

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IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net revenue:
Products and license	$26,627	$22,486	$66,217	$58,157
Services	57,265	45,921	164,418	127,896
Total net revenue	83,892	68,407	230,635	186,053

Cost of revenue (1):
Products and license	1,883	2,394	5,638	6,392
Services	14,684	11,354	41,455	32,841
Total cost of revenue	16,567	13,748	47,093	39,233
Gross profit	67,325	54,659	183,542	146,820
Operating expenses (1):
Research and development	15,515	15,289	47,493	46,884
Sales and marketing	38,245	38,128	111,757	119,845
General and administrative (2), (3), (4)	13,645	12,669	39,556	38,800
Restructuring charges	-	-	667	-
Amortization of acquired intangible assets	133	352	582	1,056
Total operating expenses	67,538	66,438	200,055	206,585
Loss from operations	(213)	(11,779)	(16,513)	(59,765)
Gain on sale of business	-	-	35,871	-
Other income (expense), net	567	107	633	(51)
Income (Loss) before provision (benefit) for income taxes	354	(11,672)	19,991	(59,816)
Provision for income taxes (2)	724	66	768	645
Net income (loss)	$(370)	$(11,738)	$19,223	$(60,461)
Net income (loss) per share of common stock stockholders, basic	$(0.01)	$(0.36)	$0.57	$(1.88)
Net income (loss) per share of common stock stockholders, diluted	$(0.01)	$(0.36)	$0.56	$(1.88)
Shares used in computing earnings per share of common stock, basic	33,907	32,445	33,590	32,130
Shares used in computing earnings per share of common stock, diluted	33,907	32,445	34,118	32,130

(1) Stock-based compensation expense as included in above:
Cost of revenue	1,343	1,079	4,015	3,604
Research and development	2,584	3,380	9,912	11,431
Sales and marketing	3,850	4,405	11,016	17,182
General and administrative	3,694	4,113	10,970	13,519
Total stock-based compensation expense	$11,471	$12,977	$35,913	$45,736

(2) Acquisition- and disposition-related expense as included in above:
General and administrative	0	0	1,082	0
Provision for income taxes on sale of business	0	0	901	0
Total acquisition- and disposition-related expense	$-	$-	$1,983	$-

(3) Strategic review expense as included in above:
General and administrative	0	298	0	298
Total strategic review expense	$-	$298	$-	$298

(4) Non-routine stockholder matters expense as included in above:
General and administrative	0	651	0	651
Total non-routine stockholder matters expense	$-	$651	$-	$651

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$163,935	$107,343
Short-term investments	179,269	153,749
Restricted cash	51	68
Accounts receivable, net	59,804	62,571
Inventory	475	590
Prepaid expenses and other current assets	14,303	7,922
Insurance recoveries receivable	19,000	0
Total current assets	436,837	332,243
Property and equipment, net	25,884	21,496
Goodwill	36,389	37,448
Acquired intangible assets, net	3,316	8,393
Severance pay fund	6,558	5,070
Restricted cash	2,203	1,884
Deferred tax assets	2,902	1,220
Other assets	1,593	1,065
TOTAL ASSETS	$515,682	$408,819
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,330	$5,529
Accrued compensation and benefits	21,697	20,840
Accrued and other current liabilities	12,834	7,683
Accrued legal settlement	19,000	0
Deferred revenue	111,962	104,042
Total current liabilities	170,823	138,094
Other liabilities	8,358	6,637
Deferred revenue	30,309	26,429
Accrued severance pay	7,440	5,696
TOTAL LIABILITIES	216,930	176,856

STOCKHOLDERS' EQUITY:
Common stock	3	3
Additional paid-in capital	559,144	510,257
Accumulated deficit	(260,183)	(276,819)
Accumulated other comprehensive loss	(212)	(1,478)
TOTAL STOCKHOLDERS' EQUITY	298,752	231,963
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$515,682	$408,819

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$19,223	$(60,461)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,780	5,107
Stock-based compensation	36,588	45,736
Amortization of acquired intangibles	582	1,056
Gain on sale of business	(35,871)	-
Loss on disposals of PPE	48	267
Amortization of premiums/accretion of discounts on short-term investments	56	144
Excess tax deficiencies from share-based compensation	-	29
Other	(1,090)	(265)
Changes in operating assets and liabilities:
Accounts receivable, net	2,767	15,349
Inventory	61	40
Prepaid expenses and other assets	(794)	549
Accounts payable	(628)	(2,089)
Accrued compensation and benefits	3,981	(2,360)
Accrued and other liabilities	4,936	515
Severance pay (net)	256	315
Deferred revenue	13,253	9,893
Deferred tax assets	(1,682)	(183)
Net cash provided by operating activities	49,466	13,642
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales/maturities of short-term investments	66,463	54,916
Proceeds from sale of business	35,015	-
Purchase of short-term investments	(91,878)	(107,403)
Net purchases of property and equipment	(9,835)	(13,953)
Change in restricted cash	(302)	10
Net cash used in investing activities	(537)	(66,430)
CASH FLOWS FROM FINANCING ACTIVITIES:
Settlement of holdback liability	-	(7,157)
Proceeds from issuance of common stock, net of repurchases	14,790	8,106
Shares withheld for tax withholding on vesting of restricted stock units	(8,217)	(6,520)
Offering costs relating to follow-on public offering	-	(112)
Excess tax deficiencies from share-based compensation	-	(29)
Net cash provided by (used in) financing activities	6,573	(5,712)
Effect of exchange rate changes on cash and cash equivalents	1,090	265
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	56,592	(58,235)
CASH AND CASH EQUIVALENTS - Beginning of period	107,343	168,252
CASH AND CASH EQUIVALENTS - End of period	$163,935	$110,017

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of GAAP to Non-GAAP Measures)

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
GAAP operating loss	$(213)	(11,779)	$(16,513)	(59,765)
Plus:
Stock-based compensation expense	11,471	12,977	35,913	45,736
Acquisition- and disposition-related expense	-	-	1,082	-
Strategic review expense	-	298	-	298
Non-routine stockholder matters expense	-	651	-	651
Restructuring	-	-	667	-
Amortization of purchased intangibles	133	352	582	1,056
Non-GAAP operating income (loss)	$11,391	2,499	$21,731	(12,024)

GAAP net income (loss)	$(370)	(11,738)	$19,223	(60,461)
Plus:
Stock-based compensation expense	11,471	12,977	35,913	45,736
Acquisition- and disposition-related expense	-	-	1,082	-
Strategic review expense	-	298	-	298
Non-routine stockholder matters expense	-	651	-	651
Restructuring	-	-	667	-
Amortization of purchased intangibles	133	352	582	1,056
Gain on sale of business	-	-	(35,871)	-
Provision for income taxes on sale of business	-	-	901	-
Non-GAAP net income (loss)	$11,234	2,540	$22,497	(12,720)

Weighted average shares outstanding, basic	33,907	32,445	33,590	32,130

Weighted average shares outstanding, diluted	34,430	33,125	34,118	32,130

Non-GAAP net income (loss), basic	$0.33	$0.08	$0.67	$(0.40)

Non-GAAP net income (loss), diluted	$0.33	$0.08	$0.66	$(0.40)

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of Free Cash Flow)

(In thousands)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2017	2016	2017	2016
Net cash provided by operating activities	$25,528	$9,848	$49,466	$13,642
Less:
Net purchases of property and equipment	(3,289)	(5,690)	(9,835)	(13,953)
Total free cash generated (used)	$22,239	$4,158	$39,631	$(311)

Use of Non‑GAAP Financial Information

In addition to the reasons stated under “Non-GAAP Financial Measures” above, which are generally applicable to each of the items Imperva excludes from its non‑GAAP financial measures, Imperva believes it is appropriate to exclude or give effect to certain items for the following reasons:

Stock‑Based Compensation. When evaluating the performance of its consolidated results, Imperva does not consider stock‑based compensation expense. Likewise, the Imperva management team excludes stock‑based compensation expense from its operating plans. In contrast, the Imperva management team is held accountable for cash‑based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Imperva places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Imperva excludes stock‑based compensation expense from its non‑GAAP financial measures primarily because it does not consider such expense as part of its ongoing operating results when assessing the performance of its business, and the exclusion of the expense facilitates the comparison of current period results with results from prior periods.

Amortization of Purchased Intangibles. When analyzing the operating performance of an acquired entity, Imperva’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Imperva’s management excludes the GAAP impact of acquired intangible assets to its financial results. Imperva believes that such an approach is useful in understanding the long‑term return provided by an acquisition and that investors benefit from a supplemental non‑GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Imperva generally recognizes expense for internally‑developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally‑developed intangible assets, however, and also in accordance with GAAP, Imperva generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally‑developed intangible assets and acquired intangible assets. Accordingly, Imperva believes it is useful to provide, as a supplement to its GAAP operating results, a non‑GAAP financial measure that excludes the amortization of acquired intangibles.

Strategic Review and Non-routine Stockholder Matters. During the third quarter of 2016, Imperva incurred professional service fees and costs related to its review of strategic alternatives and other non-routine stockholder matters. Imperva has excluded the expenses associated with these activities from its non-GAAP financial results because they are not representative of and Imperva does not consider them part of ongoing operating costs. The exclusion of these expenses facilitates the comparison of current period results with results from prior periods.

Acquisition and Disposition-related Expense, Gain on Sale of Business, and Provision for Income Taxes on Sale of Business. Imperva completed an acquisition during the fourth quarter of 2016 and completed the sale of the Skyfence business during the first quarter of 2017. Imperva incurred legal, accounting, advisory and other transaction-related expense in connection with these transactions. Imperva has excluded these acquisition- and disposition-related expenses from its non-GAAP financial measures because they are not representative of ongoing operating costs. Imperva also has excluded the gain on the sale of the Skyfence business and the related tax effects given that such gain and the associated taxes are not representative of Imperva’s ongoing operations. Imperva does not acquire or dispose of businesses on a predictable cycle and the expenses, gains (if any) and the associated taxes from these transactions vary significantly and are unique to each transaction. Imperva records acquisition- and disposition-related expense as operating expense when incurred and the gain on sale of business and provision for income taxes associated with the sale were recorded at the time the Skyfence transaction closed. As a result, when they occur, these expenses, gains and taxes affect comparability from period to period and Imperva believes that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses, gains and taxes to facilitate the comparison of current period results with the results from prior periods.

Restructuring Charges. Imperva undertook a restructuring plan in the fourth quarter of 2016 and recorded additional restructuring charges in connection with the plan during the first quarter of 2017, substantially all of which were related to stock-based compensation expense associated with accelerated vesting of equity awards for certain terminated employees. In contrast to cost-reduction initiatives that are part of ongoing operations, the restructuring plan resulted in one-time severance costs that are not representative of ongoing operating costs. Because the restructuring plan was incremental to the operating activities of Imperva’s core business, Imperva has excluded the expense associated with the restructuring from its non-GAAP financial measures to facilitate the comparison of current period results with the results from prior periods.

Contacts

Investor Relations

Imperva, Inc.

Seth Potter, 646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com